As filed with the Securities and Exchange Commission on April 4, 2003
Registration No. 333-81876

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No.1 To FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware		77-0333728
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
1731 Technology Drive, Suite 810 San Jose, California 95110 (408) 392-0268
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Douglas T. Watson Chief Executive Officer Digital Video Systems, Inc. 1731 Technology Drive, Suite 810 San Jose, California 95110 (408) 392-0268
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Don S. Williams Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

On January 31, 2002, Digital Video Systems, Inc., a Delaware corporation ("DVS"), filed its Registration Statement on Form S-3 (File No. 333-81876) (the "Registration Statement"), covering 1,180,176 shares of DVS common stock (the "Shares") to be sold by or for the account of certain stockholders of DVS (the "Selling Stockholders"). On March 1, 2002, DVS filed Amendment No. 1 to the Registration Statement and the Securities and Exchange Commission (the "Commission") declared the Registration Statement, as amended, effective.

Pursuant to the Company's undertaking under Item 512(a)(3) of Regulation S-K in connection with the Registration Statement, the Company agreed to remove from registration, by means of a post-effective amendment, any of the registered Shares that remained unsold at the termination of the offering. The Company wishes to remove 491,400 of the Shares from registration at this time because such Shares remain unsold pursuant to the Registration Statement and the Company's contractual obligation to maintain the registration of the Shares has expired.

Accordingly, the Company hereby de-registers 491,400 Shares of its common stock registered pursuant to the Registration Statement remaining unsold thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on April 4, 2003.

DIGITAL VIDEO SYSTEMS, INC.

By: /s/ DOUGLAS T. WATSON
Douglas T. Watson
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Douglas T. Watson and Robert Baker, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this Post-Effective Amendment No. 1 to the Registration Statement and any or all amendments (including, without limitation, post- effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in- fact and agents, or his substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ DOUGLAS T. WATSON Douglas T. Watson	President and Chief Executive Officer (Principal Executive Officer) and Director	April 4, 2003
/s/ ROBERT BAKER Robert Baker	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 4, 2003
________________________ Ande Abbott	Director and Chairman of the Board
/s/ GRANT JASMIN Grant Jasmin	Director	April 4, 2003
________________________ Edmund Y. Sun	Director
________________________ In Baik Jeon	Director
/s/ CARY FITCHEY Cary Fitchey	Director	April 4, 2003
/s/ JOHN FULLER John Fuller	Director	April 1, 2003